EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Electronic Clearing House (ECHO) Announces
First Quarter Fiscal 2006 Results

Record Quarterly Revenue Driven by Growth in
Bankcard and Check Businesses

Camarillo, Calif., February 13, 2006 - Electronic Clearing House, Inc. (NASDAQ: ECHO), a leading provider of electronic payment and transaction processing services, today reported financial and operating results for the three months ended December 31, 2005.

First Quarter Highlights:

•	Total revenue increased 32.6% to $16.9 million.
•	Bankcard and transaction processing revenue grew 37% to $12.6 million.
•	Check-related revenue advanced 21.5% to $4.3 million.
•	Gross margin from processing and transaction revenue was 34.2%, compared to 36.0% for the same period last year.
•	Bankcard processing volume increased 47.9% to $388,000,000.
•	ACH transactions processed increased 11.3% to 9.8 million transactions.
•	Stock compensation expense increased to $218,000 from $8,000 as a result of the Company’s adoption of SFAS 123R this fiscal quarter.
•	Diluted EPS was $0.09, compared to diluted EPS of $0.01 for the same period last year.

“We are very pleased with our first quarter results which benefited from record growth in both our bankcard and transaction services and check-related businesses,” said Joel M. Barry, Chairman and Chief Executive Officer of Electronic Clearing House, Inc. “The unique value proposition ECHO brings to its customers provides us with a great opportunity from which to build an even stronger, more competitive payment processing platform.

“By successfully implementing our growth plan while also focusing on completing several infrastructure enhancements that will help improve our operating leverage, we feel confident that we can deliver above-average growth and improved shareholder value.”

Fiscal 2006 First Quarter Financial Highlights
Total revenue for the first quarter of fiscal 2006 was $16.9 million, an increase of 32.6%, versus $12.8 million in the prior year quarter and an increase of 11.4%, as compared to $15.2 million in the fourth quarter of fiscal 2005. The increase in total revenue was primarily attributed to a 47.9% bankcard processing volume growth and check services revenue growth as compared to the same period last year.

Revenue from bankcard processing and transactions grew 37.0% from $9.2 million in the first quarter of fiscal 2005 to $12.6 million in the first quarter of fiscal 2006, as compared to $11.5 million in the fourth quarter of fiscal 2005. The increase in the Company’s bankcard processing and transaction revenue resulted from a mix of organic growth and from enhanced marketing initiatives. Bankcard processing and transaction revenues accounted for 74.3% of total Company revenues in the first quarter of fiscal 2006.

Check-related revenues increased 21.5% to $4.3 million for the three months ended December 31, 2005, versus $3.6 million in the prior-year quarter and grew 16.8% from $3.7 million for the three months ended September 30, 2005. The increase in the Company’s check-related revenue resulted from a 15.2% increase in Automated Clearing House (ACH) processing revenue, a 22.0% increase in check verification revenue, and a 72.8% increase in check collection revenue. The Company processed 9.8 million ACH transactions in the first quarter of fiscal 2006. Check-related revenues accounted for 25.7% of the Company’s total revenues in the first quarter of fiscal 2006.

Gross margin declined to 34.2% in the first quarter of fiscal 2006, compared to 36.0% in the same quarter last year, but increased slightly from 33.6% in the fourth quarter of fiscal 2005. The year-over-year decrease in gross margin was primarily related to the presence of several high-volume merchants in the Company’s revenue mix which receive better pricing in exchange for ECHO’s support of a higher volume of transactions.

Other operating costs increased slightly, from $1.33 million, or approximately 10% of total revenues, in the first quarter of fiscal 2005, to $1.34 million, or approximately 8% of total revenues, in the same quarter of fiscal 2006.

Research and development expenses increased to $479,000, or 3% of total revenues, for the quarter ended December 31, 2005, compared to $448,000, or 4% of revenues, for same period last year. The Company anticipates a similar level of R&D investment throughout fiscal 2006.

Selling, general and administrative (SG&A) expenses increased 6.7% from $2.7 million, or approximately 21% of total revenues, in the first quarter of fiscal 2005, to $2.9 million, or approximately 17% of total revenues, for the first quarter of fiscal 2006. The increase in SG&A expenses on an absolute dollar basis was primarily attributable to an increase in stock-based compensation expense, higher cash compensation expense and increased legal expense related to the Company’s ongoing patent litigation claim, which is expected to go to trial in April 2006.

As a result of the adoption of SFAS No. 123R effective October 1, 2005, ECHO reported a stock compensation expense of $218,000 in the first quarter of fiscal 2006. The Company’s stock compensation expense was not material in the first quarter of fiscal 2005.

Operating income for the quarter ended December 31, 2005 was $1.1 million, versus $87,000 in the same period last year and $651,000 in the fourth quarter of fiscal 2005. The Company reported net income of $592,000, or $0.09 per share on a fully diluted basis, in the first quarter of fiscal 2006, versus $52,000, or $0.01 per share on a fully diluted basis, in the first quarter of fiscal 2005. In the fourth quarter of fiscal 2005, ECHO reported net income of $404,000, or $0.06 per share on a fully diluted basis.

ECHO’s balance sheet remains healthy, with $6.9 million in unrestricted cash and cash equivalents, $9.4 million in working capital, $657,000 in long-term debt and capital leases and $18.9 million in stockholders’ equity at December 31, 2005.

Business Outlook
As detailed in its January 18, 2006 press release, the following estimates are based on ECHO’s current expectations for the 2006 fiscal year ending September 30, 2006. These statements are forward-looking and actual results may differ materially as a result of factors referenced in the safe harbor section at the end of this press release.

For the 2006 fiscal year, ECHO is targeting total revenue growth in the 17% to 24% range, driven by 18% to 25% growth in its bankcard business and 15% to 22% growth in its check processing business. The Company said that it believes its fiscal 2006 revenues will be at the high end of the previously mentioned range. The Company also reiterated that fiscal 2006 margins will likely be impacted by the revenue contribution from card-not-present transactions, offset by ECHO’s new third-party reseller strategy.

Net income in fiscal 2006 is expected to range from $1.5 million to $2.5 million. This estimate includes an anticipated stock compensation expense of approximately $900,000 as a result of the Company’s adoption of SFAS No. 123R and expected legal expense of approximately $1.0 million.

Conference Call
The Company will host a conference call at 1:30 p.m. PST (4:30 p.m. EST) today to discuss first quarter fiscal 2006 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 218-8862. International callers should dial (303) 262-2125. There is no pass code required for this call. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of ECHO’s website at www.echo-inc.com.

About Electronic Clearing House, Inc. (ECHO)
ECHO (www.echo-inc.com) provides a complete solution for the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment and check collection.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Examples of forward-looking statements included in this press release include statements relating to ECHO’s future financial performance. Potential risks and uncertainties that may cause actual results to differ materially include, but are not limited to, such factors as unanticipated events causing litigation expenses to exceed estimates, additional time and resources required to comply with compliance efforts, fluctuations in demand for the Company’s products and services, the introduction of new products and services, the Company’s ability to maintain customer and strategic business relationships, technological advancements, the effect of competitive products and services and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.

-    Financial Tables Follow    -

ELECTRONIC CLEARING HOUSE, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS
	December 31, 2005	September 30, 2005
Current assets:
Cash and cash equivalents	$6,902,000	$6,732,000
Restricted cash	2,007,000	1,448,000
Settlement deposits	24,936,000	17,094,000
Settlement receivables less allowance of $25,000 and $25,000	1,461,000	981,000
Accounts receivable less allowance of $232,000 and $92,000	2,716,000	2,421,000
Prepaid expenses and other assets	455,000	385,000
Deferred tax asset	228,000	249,000
Total current assets	38,705,000	29,310,000

Noncurrent assets:
Property and equipment, net	2,357,000	2,337,000
Software, net	9,065,000	8,876,000
Other assets, net	284,000	294,000
Total assets	$50,411,000	$40,817,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings and current portion of long-term debt	$359,000	$426,000
Accounts payable	337,000	305,000
Settlement payable	26,397,000	18,075,000
Accrued expenses	2,238,000	2,467,000
Total current liabilities	29,331,000	21,273,000

Noncurrent liabilities:
Long-term debt	657,000	705,000
Deferred tax liability	1,497,000	1,067,000
Total liabilities	31,485,000	23,045,000

Commitments and contingencies

Stockholders' equity:
Common stock, $.01 par value, 36,000,000 authorized; 6,723,020 and 6,620,531 shares issued; 6,684,751 and 6,582,262 shares outstanding, respectively	67,000	66,000
Additional paid-in capital	25,716,000	25,574,000
Accumulated deficit	(6,391,000)	(6,983,000)
Less treasury stock at cost, 38,269 and 38,269 common shares	(466,000)	(466,000)
Less unearned stock compensation	-0-	(419,000)
Total stockholders' equity	18,926,000	17,772,000
Total liabilities and stockholders' equity	$50,411,000	$40,817,000

ELECTRONIC CLEARING HOUSE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,
	2005	2004

REVENUES	$16,926,000	$12,760,000

COSTS AND EXPENSES:
Processing and transaction expense	11,142,000	8,171,000
Other operating costs	1,341,000	1,333,000
Research and development expense	479,000	448,000
Selling, general and administrative expenses	2,903,000	2,721,000

	15,865,000	12,673,000

Income from operations	1,061,000	87,000
Interest income	47,000	28,000
Interest expense	(25,000)	(28,000)

Income before provision for income tax	1,083,000	87,000

Provision for income taxes	(491,000)	(35,000)

Net income	$592,000	$52,000

Basic net earnings per share	$0.09	$0.01

Diluted net earnings per share	$0.09	$0.01

Weighted average shares outstanding
Basic	6,627,275	6,427,305

Diluted	6,960,373	6,882,761

ELECTRONIC CLEARING HOUSE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,
	2005	2004

Cash flows from operating activities:
Net income	$592,000	$52,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	207,000	183,000
Amortization of software	622,000	407,000
Provisions for losses on accounts and notes receivable	140,000	50,000
Deferred income taxes	451,000	34,000
Stock option compensation	218,000	8,000
Tax benefit from exercise of stock option	3,000	-0-
Changes in assets and liabilities:
Restricted cash	(559,000)	(236,000)
Settlement deposits	(7,842,000)	3,200,000
Accounts receivable	(435,000)	(167,000)
Settlement receivable	(480,000)	(393,000)
Accounts payable	32,000	79,000
Settlement payable	8,322,000	(2,810,000)
Accrued expenses	(217,000)	665,000
Prepaid expenses and other assets	(70,000)	(174,000)

Net cash provided by operating activities	984,000	898,000

Cash flows from investing activities:
Other assets	1,000	3,000
Purchase of equipment	(227,000)	(140,000)
Purchased and capitalized software	(802,000)	(939,000)

Net cash used in investing activities	(1,028,000)	(1,076,000)

Cash flows from financing activities:
Repayment of notes payable	(73,000)	(111,000)
Repayment of capitalized leases	(42,000)	(136,000)
Proceeds from exercise of stock options	291,000	123,000
Tax benefit from exercise of stock options	38,000	-0-
Net cash provided by (used in) financing activities	214,000	(124,000)

Net increase (decrease) in cash	170,000	(302,000)

Cash and cash equivalents at beginning of period	6,732,000	7,576,000

Cash and cash equivalents at end of period	$6,902,000	$7,274,000

Contact:
Electronic Clearing House	Financial Relations Board
Donna Rehman, Corporate Secretary	Erin Cox
(800) 262-3246, ext. 8533	(310) 854-8319
E-MAIL: corp@echo-inc.com	E-MAIL: ecox@financialrelationsboard.com
www.echo-inc.com

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